Exhibit 99.1

[LOGO]
Dresser, Inc.

15455 Dallas Parkway, Suite 1100 • Addison, Texas 75001 • phone 972/361-9933 • fax 972/361.9929

FOR IMMEDIATE RELEASE

DRESSER, INC. ANNOUNCES RESTRUCTURING ACTIONS
Restructuring and other expenses result in a $14.5 million charge in the third quarter

DALLAS, TX (October 31, 2002)—Dresser, Inc. today announced that it has implemented restructuring programs affecting several of its business units. The restructurings include the rationalization of manufacturing capacity in North America and Europe in Dresser’s industrial blower and retail fueling business, and the discontinuance of several small product lines.

“These restructuring steps are a continuation of our efforts to improve business performance during difficult economic conditions,” stated Dresser CEO Patrick Murray. “In the industrial blower business we have consolidated manufacturing of our standard design rotary blower products at our Houston, Texas manufacturing plant and downsized our Connersville, Indiana facility. As a result of these actions we expect to see much improved performance from this business in 2003.”

“In our retail fuel dispenser business,” continued Murray, “we are closing a Canadian manufacturing facility and consolidating North American manufacturing at our Austin, Texas facility. We also have announced plans to restructure our European operations that will include the consolidation of dispenser manufacturing at our Malmo, Sweden facility and the associated downsizing of a plant in Germany during 2003.”

Concluded Murray, “We will continue to monitor market conditions closely to take further action if necessary.”

The total cost of these restructuring activities is estimated to be $11.4 million of which approximately $5.5 million represent cash expenses and $5.9 million are non-cash expenses. The company will record restructuring expenses of $6.4 million in the third quarter of 2002 and the remaining $5.0 million will be recognized as incurred to complete the restructuring and will be expensed over the next nine to twelve months. Estimated savings once the restructuring is complete are $10.8 million annually.

In addition, in the third quarter, Dresser also announced it will record total non-cash charges of $8.1 million to provide primarily for increased reserves for excess and obsolete inventory and write-downs for inventory shrinkage, asset impairments and doubtful accounts.

The combination of the restructuring expenses and the above non-cash charges will result in a total third quarter charge of $14.5 million. Approximately $1.6 million of the third quarter charges represent cash expenses and $12.9 million are non-cash expenses.

Dresser will announce third quarter earnings results during the second week of November. The company reaffirmed that it expects third quarter results before the effect of these charges to meet its previous estimates.

Safe Harbor Statement:

In addition to the historical data contained herein, this document includes forward-looking statements regarding the future expenses and cost savings of the Company, made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ materially from those described in forward-looking statements. Such statements are based on current expectations of the Company’s performance and are subject to a variety of factors, not under the control of the Company, which can affect the Company’s results of operations, expenses, projected cost savings, liquidity or financial condition. Such factors may include overall demand for, and pricing of, the Company’s products; the size and timing of orders; changes in the price and demand for oil and natural gas in both domestic and international markets; conditions in the general manufacturing economy; political and social issues affecting the countries in which the Company does business; fluctuations in currency markets worldwide; and variations in global economic activity. In particular, current and projected oil and natural gas prices as well as demand for energy directly affect some customers’ spending levels and their related purchases of many of the Company’s products and services.

Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company’s future performance. Additionally, the Company is not obligated to make public indication of such changes unless required under applicable disclosure rules and regulations.

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COMPANY CONTACT:
Stewart Yee
Director of Corporate Communications
(972) 361-9933
stewart.yee@dresser.com

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